Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Nos. 333-81820, 333-99529, 333-99531, 333-146146, 333-170400, 333-170401, and 333-193470) on Form S-8, (Nos. 333-155582 and 333-193469) on Form S-3, and (No. 333-115274) on Form S-4 of Synaptics Incorporated of our report dated September 5, 2014 except for Note 9, as to which the date is November 4, 2014, with respect to the special purpose consolidated financial statements of Renesas SP Drivers Inc. and Subsidiary included in this Current Report on Form 8-K/A of Synaptics Incorporated.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

November 4, 2014